Exhibit 10.19
AMENDMENT AGREEMENT
     This Amendment (the “Amendment”) to (a) the Restricted Stock Unit Agreement (the “RSU Agreement”), dated December 18, 2008, between Expedia, Inc. (the “Corporation”) and Dara Khosrowshahi (the “Eligible Individual”) and (b) the other arrangements contemplated by Paragraph 7 below, is made and entered into as of the 31st day of December, 2008, by and between the Company and Executive.
     1. Section 2 of the RSU Agreement is hereby amended and restated in its entirety as follows:
2. SETTLEMENT OF UNITS.
As soon as practicable (but in no event later than five business days) after any Restricted Stock Units have vested and are no longer subject to the Restriction Period, such Restricted Stock Units shall be settled . Subject to Paragraph 8 (pertaining to the withholding of taxes), for each Restricted Stock Unit settled pursuant to this Paragraph 2, the Corporation shall (i) if the Eligible Individual is employed within the United States, issue one share of Common Stock for each vested Restricted Stock Unit and cause to be delivered to the Eligible Individual one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vested Restricted Stock Units or (ii) if the Eligible Individual is employed outside the United States, pay, or cause to be paid, to the Eligible Individual an amount of cash equal to the Fair Market Value of one share of Common Stock for each vested Restricted Stock Unit settled at such time. Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares or cash issuable upon settlement of Restricted Stock Units that have vested until the Corporation or the agent selected by the Corporation to manage the Plan under which the Restricted Stock Units have been issued (the “Agent”) shall have received from the Eligible Individual a duly executed Form W-9 or W-8, as applicable.
     2. Section 16 of the RSU Agreement is hereby amended and restated in its entirety as set forth below:
16. RESERVED.
     3. For the avoidance of doubt, the Corporation acknowledges that at least one of the Performance Goals has been met as of the date of this Amendment
     4. Except as expressly amended by this Amendment, all terms and conditions of the RSU Agreement remain in full force and effect and are unmodified hereby.
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     IN WITNESS WHEREOF, the Eligible Individual has hereunto set his hand, the Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ELIGIBLE INDIVIDUAL
/s/ Dara Khosrowshahi
Dara Khosrowshahi

EXPEDIA, INC.
/s/ Burke F. Norton
Name:	Burke F. Norton
Title:	Executive Vice President & General Counsel